Exhibit 4.2
FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of November 25, 2025, between Charon Technologies, LLC, a Delaware limited liability company, CACI Ascent Vision, LLC, a Montana limited liability company, CACI Ascent Vision International, LLC, a Montana limited liability company, CACI IDT, LLC, a Virginia limited liability company, Attila Security, Inc., a Delaware corporation, CACI Azure Summit Technology, LLC, a Delaware limited liability company, Quadrint, Inc., a Missouri corporation, Quadrint Holdings, Inc., a Delaware corporation, AI Corporate Holdings, Inc., a Maryland corporation, Applied Insight Holdings, LLC, a Delaware limited liability corporation, Applied Insight, LLC, a Virginia limited liability corporation, Applied Insight Foreign Holdings, LLC, a Delaware limited liability corporation, Bridges Consulting LLC, a Delaware limited liability corporation, Digital Age Experts, LLC, a Virginia limited liability corporation, and Zavda Technologies, LLC, a Maryland limited liability corporation, (collectively, the “Guaranteeing Subsidiaries”), subsidiaries of CACI International Inc, a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 2, 2025, providing for the issuance of an unlimited aggregate principal amount of 6.375% Senior Notes due 2033 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which each Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders of the Notes.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Guarantors. Each Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4. Waiver of Jury Trial. EACH GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5. Execution in Counterparts; Electronic Signature. This Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Supplemental Indenture (or any documents executed in connection with this Supplemental Indenture) shall be valid, binding and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature, (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of Uniform Electronic Transactions Act, and/or any relevant electronic signature law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for the execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

6. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries.

8. Benefits Acknowledged. Upon execution and delivery of this Supplemental Indenture, each Guaranteeing Subsidiary will be subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that its obligations as a result of this Supplemental Indenture are knowingly made in contemplation of such benefits.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

CHARON TECHNOLOGIES, LLC
CACI ASCENT VISION, LLC
CACI ASCENT VISION INTERNATIONAL, LLC
CACI IDT, LLC
ATTILA SECURITY, INC.
CACI AZURE SUMMIT TECHNOLOGY, LLC
QUADRINT, INC.
QUADRINT HOLDINGS, INC.
AI CORPORATE HOLDINGS, INC.
APPLIED INSIGHT HOLDINGS, LLC
APPLIED INSIGHT, LLC
APPLIED INSIGHT FOREIGN HOLDINGS, LLC
BRIDGES CONSULTING LLC
DIGITAL AGE EXPERTS, LLC
ZAVDA TECHNOLOGIES, LLC, as Guaranteeing
Subsidiaries

By: /s/ Jeffrey D. MacLauchlan
Name: Jeffrey D. MacLauchlan
Title: Executive Vice President, Chief Financial Officer and Treasurer

U.S. BANK TRUST COMPANY, NATIONAL
ASSOCIATION, as Trustee

By: /s/ Eva D. Aryeetey
Name: Eva D. Aryeetey
Title: Vice President